SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) January 26, 2000


                       AMERICAN ACCESS TECHNOLOGIES, INC.
                       ----------------------------------
              (Exact name of registrant as specified in its charter


                       Florida                        59-3410234
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          (State or other jurisdiction    (IRS Employer Identification No.
                                                  of incorporation)


                 37 Skyline Dr. Suite 1101, Lake Mary, FL 32746

       Registrant's telephone number, including area code: (407) 333-1446










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Item 5. Other Events

     On January 26, 2000 American Access Technologies, Inc. ("the Company") entered into a Joint Venture with Vulcan Microsystems for the creation of a business-to-business e-commerce company serving the voice/data communications industry. The Company owns a 76% interest in AATK.com, LLC, with Vulcan a 19% partner. Grovegate Capital Partners, LLC., investment banking firm for the Joint Venture, shares 5% ownership. The Company will issue 135,000 shares of common stock, with a current market value in excess of $1 million, to Vulcan. Vulcan President and CEO Erik Gray and Vice President and Chief Technology Officer Bill Wetmore each receive 100,000 Company stock purchase warrants exercisable at $10 per share as consultants for development of the joint venture. Vulcan will also be issued warrants to purchase one million common shares of the Company stock, at an exercise price of $25 per share. The Company will initially furnish working capital of at least $400,000 to AATK.com LLC. Tony Leavitt, owner of Grovegate Capital, will pledge his interest in AATK.com, LLC as collateral for notes payable to the Company arising out of his exercise of 260,000 warrants to purchase Company common stock in June 1999. Such notes have been extended to December 2000.


     On January 27 and 28, the remaining holders of Series A 10% Convertible Preferred Stock converted 10, 650 Preferred shares into 215,534 shares of common stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits The following Exhibits are filed herewith:

Exhibit No.                   Description

1.                  Letter Agreement with Vulcan Microsystems, Inc.
2. Consulting agreement dated January 26, 2000 between registrant and Erik Gray and Bill Wetmore



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERICAN ACCESS TECHNOLOGIES, INC.



    February 9, 2000                                   By:  s/John Presley
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                                                   John Presley, President



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